Exhibit 10.1

SETTLEMENT AGREEMENT AND MUTUAL RELEASE

THIS SETTLEMENT AGREEMENT AND MUTUAL RELEASE (this "Agreement'') is made by and between Petrolia Energy Corporation ('Petrolia") and all of its officers, board members, representatives, successors, affiliates, agents, heirs and assigns, and Dead Aim Investments, LLC and all of its members, officers, board members, representatives, successors, affiliates, agents, heirs and assigns (collectively "Dead Aim''), as follows:

l.          Inconsideration for the payment to Petrolia by Dead Aim in the amount of U.S.$ 10.00, and other good and sufficient consideration, Petrolia, acting for themselves and in behalf of their officers, agents, employees, affiliates, heirs, successors and assigns and all others in privity, do hereby RELEASE, ACQUIT, and FOREVER DISCHARGE Dead Aim, and all of its members, officers, board members, representatives, successors, affiliates, agents, heirs and assigns from any and all claims, losses, demands, costs, damages and causes of action, whether in contract or in tort, known or unknown, arising out of or in any way related to the Twin Lakes San Andres Unit located in Chavez County, New Mexico. This settlement is intended to cover and does cover not only all now known injuries, losses and damages, but any future injuries, losses, and damages not now known or anticipated but which may later develop or be discovered, including all the effects and consequences thereof as they relate to the Twin Lakes San Andres Unit located in Chavez County, New Mexico. Additionally, Petrolia agrees to and shall indemnify and hold harmless Dead Aim and its officers, directors, employees, agents, representatives, successors and assigns from any claims regarding the Twin Lakes San Andres Unit, including but not limited  to claims related to royalties, bonding, plugging, and operating expenses and costs related thereto. This Release includes and releases all claims of those claiming by, through or under Petrolia related to JOA expenses or costs. This release and indemnity herein all includes any claims by the State of New Mexico or any boding companies related to the Twin Lakes San Andres Unit located in Chavez County, New Mexico.

2.          Inconsideration of the agreements and covenants made herein, Dead Aim, acting for itself and all of its officers, board members, representatives, successors, affiliates, agents, heirs and assigns do hereby RELEASE, ACQUIT, and FOREVER DISCHARGE Petrolia, together with their agents, employees, affiliates, attorneys, heirs, successors and assigns of and from any and all claims, losses, demands, costs, damages and causes of action, whether in contract or in tort, known or unknown, arising out of or in any way related to the Twin Lakes San Andres Unit located in Chavez County, New Mexico, EXCEPT TO THE EXTENT THAT ALL INDEMNITY OBLIGATIONS CREATED AS A RESULT OF THIS AGREEMENT ARE SPECIFICALLY RESERVED.

3.          It is understood and agreed by all parties that this agreement constitutes the settlement of disputed claims and allegations, and that by making this agreement neither party confesses any fault, guilt or blame whatsoever. Each of the parties represents and warrants that (a) this release and settlement agreement is the legal and binding obligation of such party, enforceable against him or it in accordance with its terms; (b) no authorization, consent or approval is required for the execution, delivery and performance of this Release by any such party; (c) no party has assigned or otherwise transferred any of his or its right or interest in of the claims settled and dismissed herein; (d) no party in relying .upon any statement or representation of any agent of the parties being released hereby; and (e) each of the parties has read and understood this release, has been advised of its effect by counsel of their choice, and executes the release as their free act and deed.
Authority.

4.        Petrolia specifically warrants and represents that it has the full right and authority to enter into this Agreement and to grant and to consummate or cause to be consummated the transaction contemplated by this Agreement The person signing this Agreement on behalf of Petrolia is authorized to do so. This Agreement and all of the documents to be delivered by Petrolia at Closing will be authorized and properly executed and will constitute the valid and binding obligations of Petrolia, enforceable in accordance with their terms.

5.          The statements and representations contained herein are to be considered contractual in nature and not mere recitations of fact and this Agreement shall be binding upon our assigns, administrators, executors, and lega1 representatives forever. This Agreement and release represents the final agreement among the parties and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. There are no unwritten oral agreements among the parties. This Settlement Agreement may be amended only by an instrument in writing executed by the party to be bound thereby.

6.          It is intended that the execution of this Agreement will be accomplished in multiple original parts and each shall be deemed for all purposes an original. Execution of a facsimile or electronic version of this Agreement with an electronic or scanned signature shall be binding as if executed in the original form.

EXECUTED in multiple counterparts, each of which shall constitute an original, this  12th   day of February 2017.

Dead Aim Investments, LLC	Petrolia Energy Corporation

/s/ Craig Cavalier	/s/ Zel Khan
Craig Cavalier	Zel Khan
Manager	Chief Executive Officer